Exhibit 99.1

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER ANNOUNCES THE CLOSING OF THE SALE OF ITS FEDERAL DIVISION

GREENWOOD VILLAGE, Colo., March  9, 2012— CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today announced that it has closed the previously announced sale of its Federal division and related assets to CRGT Inc., a leading provider of full life-cycle IT services and expert in emerging technology solutions for the Federal government.  As previously announced, the closing price was $40 million.

“This sale was an important strategic step in creating value for our shareholders, and allows us to focus on the core components of our growth,” said CIBER President and CEO David Peterschmidt.

Claude Pumilia, Executive Vice President and CFO, commented, “We expect net cash proceeds of $34 million, subject to adjustments for working capital items post-closing.  We are committed to using at least $9 million of the proceeds to further pay down debt under our existing credit facility.”

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 7,400 employees and subcontractors and operates in 18 countries, serving clients in North America, Europe and Asia/Pacific.  Annual revenue in 2011 was $1 billion. CIBER trades on the New York Stock Exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

About CRGT Inc.

CRGT is a full life-cycle services provider and leading expert in emerging technology solutions for the Federal government. Working as a close partner with government agencies spanning national defense, domestic security and civilian services, CRGT has earned a proud track record of success with integration

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and operations for large-scale, high-volume solutions that connect these vital agencies to their diverse constituencies. CRGT is best known for programs such as Army Knowledge Online (AKO), an enterprise-scale, cloud-based, knowledge management solution serving over 2.3 million users globally. More broadly, CRGT is known for its work across numerous innovative technology domains, including enterprise mobile computing, cloud services, visually and spatially oriented analytics solution and cyber security in support clients such as the Department of Justice, Department of Homeland Security, the U.S. Army, the Veterans Administration, United States Postal Service, Montgomery County, MD and more. Spun out from CherryRoad Technologies in 2008, CRGT is a uniquely positioned, nimble organization that offers customers the flexibility and agility they have valued for over 25 years combined with the strength that comes from being part of the Veritas Capital group. For additional information on CRGT, please visit www.crgt.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify forward-looking statements.  For example, we make certain forward-looking statements regarding our current expectations for revenue, cash flow, debt balances and profitability for certain of our business units or the Company for 2012 and the future.  These statements reflect a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements.  These risks include, without limitation, risks that: (1) economic and political conditions, including regulatory or legislative action, adversely affect us or our clients’ businesses and levels of business activity; (2) the refinancing of our credit facility is not completed as expected, in which case we face covenant issues; (3) we cannot expand and develop our services and solutions in response to changes in technology and client demand; (4) we cannot compete as effectively as we expect in the highly competitive consulting, systems integration and technology and outsourcing markets; (5) our work in the government contracting environment exposes us to additional risks; (6) our clients may terminate their contracts with us or they may be unable or unwilling to pay us for our services, which may impact our accounting assumptions; (7) our outsourcing services subject us to operational and financial risk; (8) we cannot maintain favorable pricing and utilization rates; (9) our business is restricted by our current level of indebtedness and we could breach our financial covenants, and/or be unable to amend, extend or replace our current debt facility under favorable terms; (10) we cannot anticipate the cost and complexity of performing our work or we are not able to control our costs especially on fixed price contracts; (11) our global operations are subject to complex risks, some of which are beyond our control, including, but not limited to, fluctuations in foreign exchange rates; (12) we cannot balance our resources with client demand or hire sufficient employees with the required skills and background; (13) we may incur liability from our subcontractors’ or other third parties’ failure to deliver their project contributions on time or at all; (14) we cannot manage the organizational challenges associated with our size or our business strategy; (15) our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; and/or (16) other factors discussed from time to time in the Company’s news releases and public statements, as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in the Company’s Form 10-Q and most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.  Most of these factors are beyond CIBER’s ability to predict or control.  Forward-looking statements are not guarantees of performance and speak only as of the date they are made, and CIBER undertakes no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

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